Exhibit 10.1

Hemispherx Biopharma, Inc.

2016 Senior Executive Deferred Cash Performance Award Plan

(amended and restated on February 29, 2016)

1.                 In order to conserve cash and create appropriate incentives for senior executives, Hemispherx Biopharma, Inc. (the “Company”), with the approval of the Board of Directors of the Company (the “Board”) based on the recommendation of the Compensation Committee of the Board (the “Committee”), has adopted the Hemispherx Biopharma, Inc. 2016 Senior Executive Deferred Cash Performance Award Plan (the “Plan”). The participants in the Plan (the “Participants”) are Dr. William Carter and Mr. Thomas Equels. Dr. Carter’s participation in the Plan ended upon his termination of employment.

2.                 The Plan will be in effect for three months beginning with the commencement of the 2016 Voluntary Incentive Stock Award Plan (the “Stock Award Plan”) and may be extended for additional periods of three months thereafter subject to termination by the Company with the approval of the Board. The Plan shall be in effect during any period in which the Stock Award Plan is in effect. The Participants will participate during each three-month period the Plan is in effect (each such period, a “Plan Period”). The initial Plan Period commenced on February 1, 2016 for the semi-monthly payroll period ended February 15, 2016, and ends on April 30, 2016 (the “Initial Period”).

3.                 By participating in the Plan, a Participant will be authorizing the Company to withhold a certain percentage of the sum of his salary, consulting and director’s fees (collectively, “Compensation”) on each semi-monthly payroll date (each, a “Withholding Date”) occurring during the applicable Plan Period. Initially, the percentage of Compensation withheld was 50%. Commencing on March 1, 2016 for the semi-monthly payroll period ending March 15, 2016 and for the remainder of the Initial Period, the percentage of Compensation withheld is 100% for Mr. Equels. Following the Initial Period and during any period the Plan is in effect, the percentage withheld from Mr. Equels’ Compensation shall be at least 50% thereof, provided that any amounts in excess of 50% shall be as agreed upon by the Committee and Mr. Equels. Notwithstanding the foregoing, the amount of Compensation to be withheld during periods commencing on and after March 1, 2016 shall not include the amount necessary, on an after-tax basis, to fund applicable FICA, FUTA and other governmental welfare benefit taxes (both federal and state) and any health or other insured benefits for which Mr. Equels contributes to the cost.

4.                 The Company will establish and maintain a record of the dollar amount withheld on each Withholding Date (each, a “Withheld Dollar Amount”) and the closing price of a share of the Company’s common stock (the “Stock”) on the NYSE MKT on the last trading day preceding the Withholding Date (each, a “Base Stock Price”).

5.                 On the 9-month anniversary of each Withholding Date (each, a “Payment Date”), if the Payment Condition, as defined below, in respect of the Withheld Dollar Amount on such Withholding Date is satisfied, the Company will pay the Participant an amount in cash (the “Performance Cash Payment”) equal to (a) the product of the applicable Withheld Dollar Amount multiplied by a fraction, the numerator of which will be the closing price of the Stock on the NYSE MKT for the last trading date preceding the Payment Date (a “Payment Stock Price”), and the denominator of which will be the applicable Base Stock Price, less (b) the minimum withholding taxes due in respect of such payment. The Payment Condition will be that the closing price of the Stock for five (5) successive trading days during the period beginning on the applicable Withholding Date and ending on the applicable Payment Date is at least $0.20 per share.

6.                 If the Payment Condition is not satisfied with respect to a Withheld Dollar Amount then the Performance Cash Payment will be zero.

Plan Administration.

Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan and the grants made under the Plan, to establish, amend and rescind any rules, regulations or policies related to the Plan, to determine the terms and provisions of the agreements related to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee, in its sole discretion, may correct any defect, supply any omission and reconcile any inconsistency in the Plan. The Committee may adopt such rules, regulations and policies as it deems desirable for administering the Plan. The Committee will have the authority to make appropriate adjustments to the Base Stock Price and the Payment Stock Price to reflect stock splits and stock combinations. The determination of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. For the sake of clarity, the authority and discretion of the Committee in respect of the Plan will include the Base Pay Supplement for Participants as provided below.

BASE PAY SUPPLEMENT FOR PARTICIPANTS.

Each of the Participants will be awarded an amount (the “Approval Award”) equal to 30% of the pre-tax amount of his base annual salary upon FDA Approval of Ampligen (the “Approval”). The Approval Award will be paid within three months following the Approval. A Participant will not qualify for the Approval Award if the Participant’s employment is terminated prior to the Approval due to (i) termination by the Company for Cause or (ii) voluntary termination by the Participant.

In addition, each of the Participants will be awarded an amount (the “Pre-Approval Award”) equal to 30% of the pre-tax amount of his base annual salary upon the successful pre-approval inspection by the FDA of the Alferon facility (the “Pre Approval”). The Pre-Approval Award will be paid within three months following the Pre Approval. A Participant will not qualify for the Pre-Approval Award if the Participant’s employment is terminated prior to the Pre Approval due to (i) termination by the Company for Cause or (ii) voluntary termination by the Participant.